Exhibit 99.1

Terns Pharmaceuticals Reports Second Quarter 2025 Financial Results and Provides Corporate Updates

Phase 1 trial of TERN-701 in chronic myeloid leukemia (CML) enrolling well; efficacy and safety data including 6-month major molecular response (MMR) rates expected in 4Q25

Phase 2 trial of TERN-601 for obesity completed enrollment; 12-week efficacy, safety and tolerability data expected in early 4Q25

Cash runway into 2028 focused on advancing CML program internally and partnering metabolic assets

Terns to host a TERN-701-focused educational webinar in September 2025

FOSTER CITY, Calif., August 5, 2025 (GLOBE NEWSWIRE) -- Terns Pharmaceuticals, Inc. (Terns or the Company) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology and obesity, today reported financial results for the second quarter ended June 30, 2025, and provided corporate updates.

“The Terns team continues to advance our clinical programs with strong momentum, a clear focus on execution and a strong balance sheet,” said Amy Burroughs, chief executive officer of Terns. “We are on track for two key clinical readouts in CML and obesity by year-end. The fourth quarter data readout from the Phase 1 CARDINAL trial in 2L+ CML will enable comparison of the efficacy and safety results of TERN-701 with data from other Phase 1 CML trials, including asciminib’s.”

“We are focusing the company in oncology and on rapidly advancing TERN-701 towards a pivotal trial, with the goal of ultimately bringing a potential best-in-class therapy to people living with CML. The company seeks to partner our portfolio of potentially best-in-class metabolic assets and does not plan to invest in clinical development in metabolic disease beyond year end 2025.”

“We are encouraged by the rapid enrollment in the CARDINAL trial of TERN-701 in CML and initiation of dose expansion at the high end of the dose range based on the safety and efficacy data to date. The recently presented preclinical data at the European Hematology Association Congress (EHA) further supports TERN-701’s enhanced potency compared to asciminib across multiple clinically relevant BCR-ABL variants, including those with resistance mutations. These findings build upon previously reported data from the early dose escalation portion of the CARDINAL trial, which showed compelling molecular responses observed in heavily pre-treated patients, including those with treatment failure to asciminib. We look forward to sharing a CARDINAL data set in the fourth quarter that will provide a read through to the primary endpoint in a registrational trial – the achievement of a major molecular response at six months,” concluded Ms. Burroughs.

Recent Pipeline Developments and Anticipated Milestones

TERN-701: Oral, small-molecule next-generation allosteric BCR-ABL inhibitor for CML

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Terns plans to report efficacy and safety data from the Phase 1 CARDINAL trial in the fourth quarter of 2025, including 6-month MMR achievement rate, and to inform the potential for a best-in-class product profile and path to a pivotal trial
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In April 2025, Terns enrolled the first patient in the dose expansion portion of the CARDINAL trial in which patients are randomized to one of two dose cohorts (320 mg or 500 mg QD) with up to 40 patients per arm
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Doses were selected based on the totality of safety, efficacy, and pharmacokinetic/pharmacodynamic data from the dose escalation portion of the trial
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Terns to host an educational webinar in September 2025 detailing the unmet need in CML, how TERN-701 is building a potential best-in-class profile and relevant benchmarks for Phase 1 data. Webcast details will be available prior to the event
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Early interim data released in December 2024 from the TERN-701 dose escalation portion of the CARDINAL trial showed:
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Compelling molecular responses in heavily pre-treated CML patients with high baseline BCR-ABL transcript levels, starting at the lowest doses
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Encouraging safety profile with no dose limiting toxicities, adverse event-related treatment discontinuations or dose reductions at any dose
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In addition, supportive preclinical data presented at EHA 2025 highlighted greater potency of TERN-701 compared to asciminib against several resistance mutations in the active-site and allosteric domains

TERN-601: Oral, small-molecule glucagon-like peptide-1 receptor agonist (GLP1-RA) for obesity

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Key objectives of the Phase 2 FALCON trial in patients with obesity or overweight are to demonstrate competitive weight loss at 12-weeks, a class-leading safety/tolerability profile, and the simplest dose titration among GLP1-RA therapies
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The Phase 2 FALCON trial enrollment completed in the second quarter of 2025 and top-line 12-week data is expected in the early fourth quarter of 2025
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U.S.-based, multicenter, randomized, double-blind, placebo-controlled trial to evaluate the efficacy and safety of TERN-601 as a treatment for obesity
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Once-daily dosing with or without food in adults with obesity or overweight, without diabetes (BMI ranges from ≥30 to <50 kg/m2 or ≥27 to <30 kg/m2 with at least one weight-related comorbidity)
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Patients randomized to one of four active cohorts (n=30 per cohort): 250 mg, 500 mg, 500 mg slow titration, 750 mg or placebo
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Primary endpoint is percent change from baseline in body weight compared to placebo over 12 weeks
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Secondary endpoints include safety, tolerability and proportion of patients achieving 5% weight loss or greater
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Doses and titration schema for Phase 2 were selected based on positive results from the Phase 1 trial, announced in September 2024, which demonstrated weight loss over 28-days up to 5.5% and favorable safety and tolerability despite rapid dose titration every three days
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In June 2025, Terns presented additional data from the completed 28-day Phase 1 trial of TERN-601 for obesity at the 85th Annual American Diabetes Association Scientific Sessions, which further demonstrated its differentiated profile among oral GLP1-RAs

Pipeline and Partnering Programs

TERN-800 Series: Oral, small-molecule glucose-dependent insulinotropic polypeptide receptor (GIPR) modulators

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Terns is prioritizing its discovery efforts on nominating a GIPR antagonist development candidate based on in-house discoveries and growing scientific rationale supporting the potential of GLP-1 agonist/GIPR antagonist combinations for obesity. Terns is seeking a strategic partner to advance this program

TERN-501: Oral, thyroid hormone receptor-beta (THR-β) agonist

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Based on non-clinical studies, THR-β is a complementary mechanism to GLP-1, potentially providing broader metabolic and liver benefits in addition to increased weight loss. Terns is seeking a strategic partner to advance this program

Corporate Updates

Members of the Terns’ senior leadership team will participate in the Morgan Stanley 23rd Annual Global Healthcare Conference, taking place in New York City, New York, September 8-10th, 2025.

Webcasts can be accessed at Terns’ IR website: http://ir.ternspharma.com

Second Quarter 2025 Financial Results

Cash Position: As of June 30, 2025, cash, cash equivalents and marketable securities were $315.4 million, as compared with $358.2 million as of December 31, 2024. Based on its current operating plan, Terns expects these funds will be sufficient to support its planned operating expenses into 2028

Research and Development (R&D) Expenses: R&D expenses were $20.4 million for the quarter ended June 30, 2025, as compared with $18.4 million for the quarter ended June 30, 2024

General and Administrative (G&A) Expenses: G&A expenses were $7.0 million for the quarter ended June 30, 2025, as compared with $7.2 million for the quarter ended June 30, 2024

Net Loss: Net loss was $24.1 million for the quarter ended June 30, 2025, as compared with $22.7 million for the quarter ended June 30, 2024

Financial Tables

Terns Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development	$20,353	$18,352	$39,073	$36,939
General and administrative	7,030	7,185	15,737	14,044
Total operating expenses	27,383	25,537	54,810	50,983
Loss from operations	(27,383)	(25,537)	(54,810)	(50,983)
Interest income	3,350	2,876	6,993	6,058
Other income (expense), net	4	(14)	(32)	(26)
Loss before income taxes	(24,029)	(22,675)	(47,849)	(44,951)
Income tax expense	(64)	(61)	(152)	(158)
Net loss	$(24,093)	$(22,736)	$(48,001)	$(45,109)

Net loss per share, basic and diluted	$(0.26)	$(0.31)	$(0.52)	$(0.61)
Weighted average common stock outstanding, basic and diluted	91,575,039	74,459,774	91,524,772	74,429,576

Terns Pharmaceuticals, Inc.

Selected Balance Sheet Data

(Unaudited; in thousands)

	June 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$315,445	$358,164
Total assets	320,415	363,929
Total liabilities	15,186	18,059
Total stockholders’ equity	305,229	345,870

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases, including oncology and obesity. Terns’ pipeline contains three clinical stage development programs including an allosteric BCR-ABL inhibitor, a small-molecule GLP-1 receptor agonist, a THR-β agonist, and a preclinical GIPR modulator discovery effort, prioritizing a GIPR antagonist nomination candidate. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about the Company within the meaning of the federal securities laws. Forward-looking statements include statements related to or in connection with expectations, timing and potential results of the clinical trials and other development activities of the Company and its partners, including with respect to the CARDINAL and FALCON trials, as well as enabling and non-clinical studies of the TERN-800 Series and TERN-501; the potential indications to be targeted by the Company with its small-molecule product candidates; the therapeutic potential of the Company’s small-molecule product candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the potential utility and progress of the Company’s product candidates in their targeted indications, including the clinical utility of the data from and the endpoints used in the Company’s clinical trials; the Company’s clinical development plans and activities, including the results of any interactions with regulatory authorities on its programs; the Company’s expectations regarding the profile of its product candidates, including efficacy, tolerability, safety, metabolic stability and pharmacokinetic profile and potential differentiation as compared to other products or product candidates; the Company’s plans for and ability to continue to execute on its current development strategy, including potential combinations involving multiple product candidates; the process, timing or potential to establish a strategic partnership or similar arrangement for future development and/or potential commercialization of any of its product candidates; the potential commercialization of the Company’s product candidates; and the Company’s expectations with regard to its cash runway and sufficiency of its cash resources. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “develop,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent Quarterly Reports on Form 10-Q. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Kaytee Bock

investors@ternspharma.com

Media

Jenna Urban

CG Life

media@ternspharma.com